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                                  July 1, 2005

Alaska Communications Systems Holdings, Inc.
600 Telephone Avenue MS 7
Anchorage, AK 99503

      Re: Purchase of 9 7/8% Senior Notes Due 2011 (the "Securities") of Alaska Communications Systems Holdings, Inc. (the "Company")

Gentlemen:

            This will confirm that the agreement of the undersigned, Wellington Management Company, LLP as investment advisor on behalf of certain accounts managed by it (individually, the "Seller" and collectively, the "Sellers"), to sell to the Company $34,326,000.00 principal amount of the above-described Securities for a purchase price of $1,105.70 per Security (the "Transaction"), together with accrued interest through, but not including, the Settlement Date (as defined below) (the "Purchase Price").

            Subject to the conditions described herein, the Transaction will close on or before July 20, 2005. The Company will notify the Sellers at least two business days prior to the date the Transaction will settle (the "Settlement Date"). On the Settlement Date, each Seller will cause the delivery of the Securities referenced above to DTC participant account #066 (027608) on behalf of the Company and the Company will deliver to each Seller the respective Purchase Price by wire transfer of same day funds as set forth on Annex A.

            The Company's obligation to purchase the above referenced Securities is subject to Company having obtained a satisfactory waiver of the terms of the Credit Agreement dated as of February 1, 2005 among Alaska Communications Systems Group, Inc. (the "Parent"), the Borrower, the lenders from time to time party thereto (the "Lenders"), CIBC, as administrative agent for the Lenders (together with its successors, in such capacity, the "Administrative Agent"), CIBC World Markets Corp., J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and joint book managers, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A., as documentation agent.

            Each Seller hereby acknowledges that it knows that the Company may have material, non-public information regarding the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans (including, without limitation, plans regarding potential purchases of Securities, which may be for different amounts or types of consideration) and prospects (collectively, "Information"). Each Seller further acknowledges that it has been offered and does not wish to receive any of this Information and that such Information might be material to such Seller's decision to sell the Securities or otherwise materially adverse to such Seller's interests. Accordingly, each Seller acknowledges and agrees that the Company shall have no obligation to disclose to such Seller any of such Information.
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            Each Seller further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon the Company made its own analysis and decision to sell the Securities. Each Seller hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and its affiliates, controlling persons, officers, directors, employees, representatives and agents, based upon, relating to or arising out of the transaction contemplated hereby, including (without limitation) any claim or cause of action based upon, relating to or arising out of nondisclosure of the Information.

            Each Seller is either (i) a "qualified institutional buyer" as defined in Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), or (ii) an "accredited investor" as defined in Rule 501 subparagraphs
(1), (2), (3) or (7) of Rule 501(a) promulgated under the Securities Act. The Sellers have not acquired the Securities on behalf, or at the request, of the Company or any of its affiliates. The sale of the Securities by each Seller (i) was privately negotiated in an independent transaction and not solicited by or on behalf of the Company or any of its affiliates and (ii) does not violate any rules or regulations applicable to Sellers or their business.

            Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this letter to the Company.

Very truly yours,                     Acknowledged

WELLINGTON MANAGEMENT COMPANY, LLP    __________________________
as investment adviser on behalf of    ALASKA COMMUNICATIONS SYSTEMS
the accounts listed on attached       HOLDINGS, INC.
Annex A

                                      By: _______________________
By: _________________________             Name:
    Name:  Greg Konzal                    Title:
    Title: Vice President and
           Counsel

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                                                                         ANNEX A

                                WIRE INSTRUCTIONS

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